Exhibit 99.1

Anworth Announces Entry into Management Agreement with Anworth Management, LLC

SANTA MONICA, Calif.--(BUSINESS WIRE)--January 3, 2012--Anworth Mortgage Asset Corporation (NYSE: ANH) (the “Company”) announced today that, on December 31, 2011, it entered into a Management Agreement (the “Management Agreement”) with Anworth Management, LLC (the “Manager”), pursuant to which the Manager will administer the business activities and day-to-day operations of the Company and perform services for the Company in the manner and on the terms set forth in the Management Agreement and pursuant to policies established by the Company’s board of directors.

The execution by the Company of the Management Agreement was approved by the Company’s stockholders at its annual meeting of stockholders held on May 25, 2011. Upon the entry into the Management Agreement, the Company externalized its management function, and the Company is now an externally-managed REIT with officers and directors, but without employees.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by the U.S. Government, such as Ginnie Mae, or guaranteed by federally sponsored enterprises, such as Fannie Mae or Freddie Mac. Anworth seeks to generate income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol “ANH.”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our current expectations and speak only as of the date hereof. Forward-looking statements, which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “assume,” “estimate,” “intend,” “continue,” or other similar terms or variations on those terms or the negative of those terms. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including but not limited to, changes in interest rates; changes in the market value of our mortgage-backed securities; changes in the yield curve; the availability of mortgage-backed securities for purchase; increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities; our ability to use borrowings to finance our assets and, if available, the terms of any financing; risks associated with investing in mortgage-related assets; changes in business conditions and the general economy, including the consequences of actions by the U.S. government and other foreign governments to address the global financial crisis; implementation of or changes in government regulations affecting our business; our ability to maintain our qualification as a real estate investment trust for federal income tax purposes; our ability to maintain an exemption from the Investment Company Act of 1940, as amended; and management's ability to manage our growth. Our Annual Report on Form 10-K and other SEC filings discuss the most significant risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
Email: jhillman@anworth.com
Web site: http://www.anworth.com